Exhibit 99.1

POWERSECURE REPORTS SECOND QUARTER 2013 RESULTS

—Record revenues of $70.2 million reflect 85 percent growth y-o-y—

—Record backlog grows to $245 million—

—133 percent y-o-y growth in utility infrastructure revenues—

—87 percent y-o-y growth in energy efficiency revenues—

—46 percent y-o-y growth in distributed generation revenues—

Wake Forest, N.C. – August 7, 2013 – PowerSecure International, Inc. (Nasdaq: POWR) today reported its second quarter 2013 results. Highlights include:

•	Revenues increase 85.4 percent y-o-y to $70.2 million

•	Operating margin expands 3.3 percentage points y-o-y to 4.9 percent

•	GAAP EPS increases by $0.02 y-o-y from $0.09 to $0.11

•	Non-GAAP EPS increases by $0.08 y-o-y from $0.04 to $0.12 (see non-GAAP discussion and reconciliation, below)

•	EBITDA increases nearly 150 percent to $5.9 million (see non-GAAP discussion and reconciliation, below)

“Our record second quarter results and all time high backlog illustrate the continued momentum we are seeing across our business as we deliver differentiated, best-in-class solutions to our customers. In addition, we are very pleased with the strong performance of our two most recent acquisitions out of the gate, as our new ESCO and Solais businesses delivered second quarter revenues of $12.3 million and $1.6 million, respectively,” said Sidney Hinton, chief executive officer of PowerSecure.

“With increasing revenues and EPS, a strong balance sheet, growing EBITDA from operations, a backlog that has grown even faster than our revenues, and added strength from our recent strategic acquisitions, PowerSecure has never been in a stronger position for long term success,” Hinton added.

Second Quarter 2013:

PowerSecure’s second quarter 2013 (2Q 2013) revenues of $70.2 million, an increase of $32.3 million, or 85.4 percent, from the second quarter of 2012 (2Q 2012), were driven by a 46.1 percent year-over-year (y-o-y) increase in revenues from distributed generation products, a 133.2 percent y-o-y increase in revenues from utility infrastructure products and services, and an 87.1 percent y-o-y increase in revenues from energy efficiency products and services.

			Variance
($ in 000’s)	2Q13	2Q12	$	%
Revenue by Product/Service
Distributed Generation	23,581	16,139	7,442	46.1%
Utility Infrastructure	30,111	12,912	17,199	133.2%
Energy Efficiency	16,495	8,816	7,679	87.1%

Total Revenue	70,187	37,867	32,320	85.4%

Gross margin as a percentage of revenue was 28.3 percent in 2Q 2013 compared to 32.2 percent in 2Q 2012. The y-o-y gross margin decrease was driven by a higher mix of revenues from solar and ESCO projects, and the increased contribution of our utility infrastructure products and services, which generally carry lower gross margins. Solar and ESCO revenues were $3.9 million and $12.3 million, respectively (solar is included in the distributed generation product category and ESCO is included in the energy efficiency category).

Operating expenses for 2Q 2013 as a percentage of our revenues decreased by 7.2 percentage points compared to 2Q 2012, as the company leveraged operating expenses against a greater level of revenues, quarter-over-quarter.

Operating expenses for 2Q 2013 were $16.4 million, compared to $11.6 million in 2Q 2012. The $4.8 million y-o-y increase in operating expenses consists primarily of $2.7 million of incremental operating expenses in 2Q 2013 related to our recent solar, Solais and ESCO acquisitions. In addition, we incurred $0.5 million in incremental acquisition costs related to our acquisitions in Q2 2013, compared to $0.1 million in incremental acquisition costs in Q2 2012. The remaining y-o-y increase in our operating expenses is primarily due to an increase in selling expenses related to our significantly higher revenue and backlog, depreciation from our investments in company-owned distributed generation systems, utility infrastructure equipment, and increases in personnel and equipment to drive and support our growth. The increases in personnel and equipment include expenses to continue to strengthen the company’s safety resources and programs.

Operating margin as a percentage of revenue increased 3.3 percentage points to 4.9 percent in 2Q 2013 from 1.6 percent in 2Q 2012. The increase in operating margin was driven by the reduction in operating expenses as a percentage of revenue. This increase was enhanced by the cost reduction actions the company took during the second half of 2012 to streamline its operations.

The company’s recent acquisitions have provided opportunities to further leverage the profitability of our operations, including significant near and mid-term opportunities to increase the operating margins in our energy efficiency product and service lines. This includes manufacturing and sourcing synergies our Solais acquisition brings to our existing LED lighting operations, and other cost reduction opportunities. The company is executing on these opportunities and initiatives to accelerate the realization of their expected benefits, and we expect these actions to result in a charge of between $2 million and $4 million during the second half of 2013.

Diluted GAAP earnings per share (EPS) from continuing operations increased to $0.11 in 2Q 2013, compared to $0.09 in 2Q 2012. Non-GAAP EPS from continuing operations increased to $0.12 in 2Q 2013, compared to $0.04 in 2Q 2012.

Results from 2Q 2012 included a one-time gain of $1.4 million from the sale of our WaterSecure business, and $0.1 million of acquisition expenses related to our acquisition of PowerSecure Solar. These items are adjusted in our non-GAAP calculation of 2Q 2012 non-GAAP EPS. Results from Q2 2013 include $0.5 million of acquisition costs primarily related to the acquisition of Solais, and are adjusted in the Q2 2013 non-GAAP EPS calculation (see non-GAAP discussion and reconciliation, below).

The company completed the second quarter of 2013 with $26.7 million in cash, zero drawn on its $20 million revolving credit facility and $27.2 million in term debt outstanding.

The company’s capital expenditures during Q2 2013 were $2.5 million, with $1.2 million of this capital invested to deploy systems to support PowerSecure-owned long-term recurring revenue distributed generation projects, and the remaining $1.3 million primarily invested in the purchase of equipment for its growing utility infrastructure business.

The company’s revenue backlog stands at a record $245 million, as of the date of this release. This includes new business from awards announced on June 6, 2013 and July 31, 2013. The company’s revenue backlog represents revenue expected to be recognized after June 30, 2013, for periods including the third quarter of 2013 onward.

This backlog figure compares to the revenue backlog of $206 million announced in the company’s first quarter 2013 earnings release issued on May 8, 2013, which represented revenue expected to be recognized after March 31, 2013, and $166 in revenue backlog announced in the company’s 2Q 2012 earnings release issued on August 6, 2012.

The company’s $245 million revenue backlog and the estimated timing of revenue recognition are outlined below, including “project-based revenues” expected to be recognized as projects are completed, and “recurring revenues” expected to be recognized over the life of the underlying contracts:

Revenue Backlog expected to be recognized after June 30, 2013

	Anticipated	Estimated Primary
Description	Revenue	Recognition Period
Project-based Revenue — Near term	$131 Million	3Q13 through 1Q14
Project-based Revenue — Long term	$45 Million	2Q14 through 2015
Recurring Revenue	$69 Million	3Q13 through 2020

Revenue Backlog expected to be recognized after June 30, 2013	$245 Million

Note: Anticipated revenue and estimated primary recognition periods are subject to risks and uncertanities as indicated in the Company’s safe harbor statement, below. Consistent with past practice, these figures are not intended to constitute the Company’s total revenue over the indicated time periods, as the Company has additional, regular on-going revenues. Examples of additional, regular recurring revenues include revenues from engineering fees, and service revenue, among others. Numbers may not add due to rounding.

Orders in the company’s revenue backlog are subject to delay, deferral, acceleration, resizing or cancellation from time to time, and estimates are utilized in the determination of the backlog amounts. Given the irregular sales cycle of customer orders, and especially of large orders, the revenue backlog at any given time is not necessarily an accurate indication of our future revenues.

Conference Call Information

The company will host a conference call commencing today at 5:30 p.m. eastern time. The conference call will be webcast live and can be accessed from the Investor Relations section of the company’s website at www.powersecure.com. The call can also be accessed by dialing 888-713-4211 (or 617-213-4864 if dialing internationally) and providing pass code 53645986. If you are unable to participate during the live webcast, a replay of the conference call will be available approximately two hours after the completion of the call through midnight on August 21, 2013. To listen to the replay, dial 888-286-8010 (or 617-801-6888 if dialing internationally), and enter passcode 84522182. In addition, the webcast will be archived on the company’s website at www.powersecure.com.

About PowerSecure

PowerSecure International, Inc. is a leading provider of utility and energy technologies to electric utilities, and their industrial, institutional and commercial customers. PowerSecure provides products and services in the areas of Interactive Distributed Generation ® (IDG®), energy efficiency and utility infrastructure. The company is a pioneer in developing IDG® power systems with sophisticated smart grid capabilities, including the ability to 1) forecast electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly, power at peak power times, 2) provide utilities with dedicated electric power generation capacity to utilize for demand response purposes and 3) provide customers with the most dependable standby power in the industry. Its proprietary distributed generation system designs utilize a range of technologies to deliver power, including renewables. The company’s energy efficiency business develops energy efficient lighting technologies that improve the quality of light, including its proprietary EfficientLights® LED lighting products for grocery, drug and convenience stores, and its SecureLite area light and PowerLite street lights for utilities and municipalities. PowerSecure also provides electric utilities with transmission and distribution infrastructure maintenance and construction services, and engineering and regulatory consulting services. Additional information is available at www.powersecure.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including but not limited to statements concerning the outlook for the company’s future revenues, earnings, margins, cash resources and cash flow and other financial and operating information and data; the company’s future business operations, strategies and prospects; the company’s cost reduction plan; and all other statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management, including statements about other future financial and non-financial items, performance or events and about present and future products, services, technologies and businesses; and statements of assumptions underlying the foregoing.

Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that are difficult to predict and could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, the on-going downturn, disruption and volatility in the economy, financial markets and business markets and the effects thereof on the company’s markets and customers, the demand for its products and services, and the company’s access to capital; the size, timing and terms of sales and orders, including the company’s revenue backlog discussed in this press release, and the risk of customers delaying, deferring or canceling purchase orders or making smaller purchases than expected; the potential adverse financial and reputational consequences that can result from safety risks and hazards such as accidents inherent in the company’s operations; the impact of the company’s recent acquisitions of the ESCO business, the Solais business, and the commercial and industrial solar business; the company’s ability to reduce and control its costs and expenses; the timely and successful development, production and market acceptance of new and enhanced products, services and technologies of the company; the ability of the company to obtain adequate supplies of key components and materials of sufficient reliability and quality for its products and technologies on a timely and cost-effective basis and the effects of related warranty claims and disputes; the ability of the company to successfully expand its core distributed generation products and services, to successfully develop and achieve market acceptance of its new energy-related businesses, to successfully expand its recurring revenue projects, to manage its growth and to address the effects of any future changes in utility tariff structures and environmental requirements on its business solutions; the effects of competition; changes in customer and industry demand and preferences; the ability of the company to continue the growth and diversification of its customer base; the ability of the company to attract, retain, and motivate its executives and key personnel; changes in the energy industry in general and the electricity, oil, and natural gas markets in particular, including price levels; the effects of competition; the ability of the company to secure and maintain key contracts and relationships; the effects of pending and future litigation, claims and disputes; and other risks, uncertainties and other factors identified from time to time in its reports filed with or furnished to the Securities and Exchange Commission, including the company’s most recent Annual Report on Form 10-K, as well as subsequently filed reports on Form 10-Q and Form 8-K, copies of which may be obtained by visiting the investor relations page of the company’s website at www.powersecure.com or the SEC’s website at www.sec.gov.

Accordingly, there is no assurance that the results expressed, projected or implied by any forward-looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.

Contact:

John Bluth

PowerSecure International, Inc.

(919) 453-2103

PowerSecure International, Inc.

Consolidated Statements of Income (unaudited)

($000’s except per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2013	2012	2013	2012
Revenue	70,187	37,867	115,144	71,052
Cost of sales	50,304	25,663	81,521	49,293

Gross Profit	19,883	12,204	33,623	21,759

Operating expenses
General and administrative	12,511	9,093	22,343	17,738
Selling, marketing, and service	2,105	1,366	3,490	2,424
Depreciation and amortization	1,809	1,136	3,265	2,221

Total operating expenses	16,425	11,595	29,098	22,383

Operating income (loss)	3,458	609	4,525	(624)
Other income (expense)
Gain on sale of unconsolidated affiliate	0	1,439	0	1,439
Interest income and other income	19	23	40	45
Interest expense	(130)	(116)	(235)	(224)

Income (loss) before income taxes	3,347	1,955	4,330	636
Income tax expense (benefit)	1,305	621	1,679	228

Net income (loss) from continuing operations	2,042	1,334	2,651	408
Discontinued operations—income (loss) from operations (net of tax)	0	32	0	67
Discontinued operations—gain on sale (net of tax)	0	0	0	0

Net income (loss)	2,042	1,366	2,651	475
Net loss attributable to noncontrolling interest	57	277	181	565

Net income (loss) attributable to PowerSecure International, Inc.	2,099	1,643	2,832	1,040

Summary of Amounts Attributable to PowerSecure International, Inc. shareholders
Income (loss) from continuing operations (net of tax)	2,099	1,611	2,832	973
Income (loss) from discontinued operations (net of tax)	0	32	0	67

Net income (loss) attributable to PowerSecure International, Inc.	2,099	1,643	2,832	1,040

EARNINGS PER SHARE AMOUNTS (“E.P.S”) ATTRIBUTABLE TO POWERSECURE INTERNATIONAL, INC. SHAREHOLDERS:
Continuing Operations
Basic	0.11	0.09	0.15	0.05

Diluted	0.11	0.09	0.15	0.05

Discontinued Operations
Basic	0.00	0.00	0.00	0.01

Diluted	0.00	0.00	0.00	0.00

Net Income
Basic	0.11	0.09	0.15	0.06

Diluted	0.11	0.09	0.15	0.05

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	19,024	18,846	18,635	18,874

Diluted	19,357	18,941	18,941	19,015

PowerSecure International, Inc.

Condensed Consolidated Balance Sheets (unaudited)

($000’s)

	June 30,	December 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	26,653	19,122
Trade receivables, net of allowance for doubtful accounts	74,526	57,147
Inventories	28,576	20,327
Income taxes receivable	0	592
Deferred tax asset, net	803	803
Prepaid expenses and other current assets	1,440	1,285

Total current assets	131,998	99,276

PROPERTY, PLANT, AND EQUIPMENT:
Equipment	52,713	48,447
Furniture and fixtures	460	375
Land, building, and improvements	5,996	5,907

Total property, plant, and equipment at cost	59,169	54,729
Less accumulated depreciation and amortization	15,008	12,152

Property, plant, and equipment, net	44,161	42,577

OTHER ASSETS:
Goodwill	28,073	12,884
Restricted annuity contract	2,484	2,447
Intangible rights and capitalized software, net of accum amort	6,870	1,328
Other assets	1,227	635

Total other assets	38,654	17,294

TOTAL ASSETS	214,813	159,147

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	25,364	14,150
Accrued and other liabilities	31,881	23,887
Accrued restructuring and cost reduction liabilities	360	709
Income taxes payable	983	0
Current unrecognized tax benefit	242	242
Current portion of long-term debt	3,731	160
Current portion of capital lease obligation	910	886

Total current liabilities	63,471	40,034

LONG-TERM LIABILITIES:
Revolving Line of Credit	0	0
Long-term debt, net of current portion	23,429	2,080
Capital lease obligation, net of current portion	1,460	1,921
Deferred tax liability, net	57	955
Unrecognized tax benefit	640	640
Other long-term liabilities	2,627	2,518

Total long-term liabilities	28,213	8,114

STOCKHOLDERS’ EQUITY:
Perferred stock—undesignated	0	0
Preferred stock—Series C	0	0
Common stock	193	182
Additional paid-in-capital	122,465	112,738
Retained earnings (deficit)	471	(2,361)

Total PowerSecure International, Inc. stockholders’ equity	123,129	110,559
Noncontrolling Interest	0	440

Total stockholders’ equity	123,129	110,999

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	214,813	159,147

PowerSecure International, Inc.

Condensed Consolidated Statement of Cash Flows (unaudited)

($000’s)

	Six Months Ended
	June 30,	June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	2,651	475
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Gain on sale of unconsolidated affiliate	0	(1,439)
Income from discontinued operations	0	(67)
Depreciation and amortization	3,265	2,221
Stock compensation expense	289	576
Loss on disposal of miscellaneous assets	14	45
Changes in operating assets and liabilities, net of effect of acquisitions:
Trade receivables, net	(11,025)	4,360
Inventories	(7,353)	861
Other current assets and liabilities	1,480	416
Other noncurrent assets and liabilities	(520)	(335)
Accounts payable	9,291	(378)
Accrued and other liabilities	(1,869)	(3,067)
Accrued restructuring and cost reduction liabilities	(349)	0

Net cash provided by (used in) continuing operations	(4,126)	3,668
Net cash provided by (used in) discontinued operations	0	132

Net cash provided by (used in) operating activities	(4,126)	3,800

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions, net of cash acquired	(9,542)	(3,523)
Purchases of property, plant and equipment	(3,856)	(3,330)
Additions to intangible rights and software development	(319)	(215)
Proceeds from sale of property, plant and equipment	0	14
Proceeds from sale of unconsolidated affiliate	0	1,445

Net cash provided by (used in) investing activities	(13,717)	(5,609)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (payments) on revolving line of credit	0	0
Proceeds from long-term borrowings	25,000	2,400
Principal payments on long-term debt	(80)	(80)
Principal payments on capital lease obligations	(437)	(414)
Repurchases of common stock	(9)	(1,010)
Proceeds from stock option exercises	900	14

Net cash provided by (used in) financing activities	25,374	910

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	7,531	(899)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	19,122	24,606

CASH AND CASH EQUIVALENTS AT END OF PERIOD	26,653	23,707

Non-GAAP Pro forma Financial Measures Discussion:

Our references to our second quarter 2012 and 2013 “Non-GAAP Pro forma” financial measures of net income from continuing operations, net income, net income attributable to PowerSecure International, Inc., diluted E.P.S. from continuing operations, diluted E.P.S. from discontinued operations and diluted E.P.S. discussed and shown in this report constitute non-GAAP financial measures. They refer to our GAAP results, adjusted to show the results 1) without the 2Q 2012 gain on the sale of our WaterSecure investment (identified in our financial statements as our unconsolidated affiliate), 2) without the Q2 2012 results of our discontinued PowerPackages business, 3) without the Q2 2012 acquisition expenses related to PowerSecure Solar and 4) without the Q2 2013 acquisition expenses primarily related to Solais (and to a lesser extent our ESCO, PowerLine, IES, and PowerSecure Solar transactions).

We believe providing non-GAAP measures which show our pro forma results with these items adjusted is valuable and useful as it allows our management and our board of directors to measure, monitor and evaluate our operating performance with the same consistent financial context. These non-GAAP pro forma measures also correspond with the way we expect Wall Street analysts to compare our results. Our non-GAAP pro forma measures should be considered only as supplements to, and not as substitutes for or in isolation from, our other measures of financial information prepared in accordance with GAAP, such as GAAP revenue, operating income, net income from continuing operations, net income, net income attributable to PowerSecure International, Inc., diluted E.P.S. from continuing operations, diluted E.P.S. from discontinued operations, and diluted E.P.S.

References to our second quarter and year-to-date 2012 and 2013 EBITDA, which we define as our earnings before interest, taxes, depreciation and amortization, as discussed and shown in this release, constitutes a non-GAAP “pro forma” financial measure.

We believe that EBITDA, as a non-GAAP pro forma financial measure, provides meaningful information to investors in terms of enhancing their understanding of our operating performance and results, as it allows investors to more easily compare our financial performance on a consistent basis compared to the prior year periods. This non-GAAP financial measure also corresponds with the way we expect investment analysts to evaluate and compare our results. Any non-GAAP pro forma financial measures should be considered only as supplements to, and not as substitutes for or in isolation from, or superior to, our other measures of financial information prepared in accordance with GAAP, such as net income attributable to PowerSecure International, Inc.

We define and calculate EBITDA as net income attributable to PowerSecure International, Inc., minus: 1) the gain on the sale of our unconsolidated affiliate, 2) discontinued operations and 3) interest income and other income, plus: 4) acquisition expenses, 5) income tax expense (or minus an income tax benefit), 6) interest expense, 7) depreciation and amortization and 8) stock compensation expense. We disclose EBITDA because we believe it is a useful metric by which to compare the performance of our business from period to period. We understand that measures similar to EBITDA are broadly used by analysts, rating agencies, investors and financial institutions in assessing our performance. Accordingly, we believe that the presentation of EBITDA provides useful information to investors. The table below provides a reconciliation of EBITDA to net income attributable to PowerSecure International, Inc., the most directly comparable GAAP financial measure.

PowerSecure International, Inc.

Non-GAAP Pro forma Measures

($000’s except per share data, some rounding throughout)

	Three Months Ended June 30, 2013			Three Months Ended June 30, 2012
	As Reported 2Q13	Acquisition Expenses for Solais, ESCO, PowerLine, IES, and PowerSecure Solar Transactions	Pro forma 2Q13	As Reported 2Q12	WaterSecure, PowerPackages, and Acquisition Expenses for PowerSecure Solar	Pro forma 2Q12
Revenue	70,187		70,187	37,867		37,867
Cost of sales	50,304		50,304	25,663		25,663

Gross Profit	19,883	0	19,883	12,204	0	12,204

Operating expenses
General and administrative	12,511	(452)	12,059	9,093	(74)	9,019
Selling, marketing, and service	2,105		2,105	1,366		1,366
Depreciation and amortization	1,809		1,809	1,136		1,136
Restructuring and cost reduction charges	0	0	0	0		0

Total operating expenses	16,425	(452)	15,973	11,595	(74)	11,521

Operating income (loss)	3,458	452	3,910	609	74	683
Other income (expense)
Gain on sale of unconsolidated affiliate	0		0	1,439	(1,439)	0
Interest income and other income	19		19	23		23
Interest expense	(130)		(130)	(116)		(116)

Income (loss) before income taxes	3,347	452	3,799	1,955	(1,365)	590
Income tax expense (benefit)	1,305	176	1,481	621	(433)	188

Net income (loss) from continuing operations	2,042	276	2,318	1,334	(932)	402
Discontinued operations - income (loss) from operations (net of tax)	0		0	32	(32)	0
Discontinued operations - gain on sale (net of tax)	0		0	0	0	0

Net income (loss)	2,042	276	2,318	1,366	(964)	402
Net loss attributable to noncontrolling interest	57		57	277		277

Net income (loss) attributable to PowerSecure International, Inc.	2,099	276	2,375	1,643	(964)	679

Summary of Amounts Attributable to PowerSecure International, Inc. shareholders
Income (loss) from continuing operations (net of tax)	2,099	276	2,375	1,611	(932)	679
Income (loss) from discontinued operations (net of tax)	0	0	0	32	(32)	0

Net income (loss) attributable to PowerSecure International, Inc.	2,099	276	2,375	1,643	(964)	679

EARNINGS PER SHARE AMOUNTS (“E.P.S”) ATTRIBUTABLE TO POWERSECURE INTERNATIONAL, INC. SHAREHOLDERS:
Continuing Operations
Basic	0.11	0.01	0.12	0.09	(0.05)	0.04

Diluted	0.11	0.01	0.12	0.09	(0.05)	0.04

Discontinued Operations
Basic	0.00	0.00	0.00	0.00	0.00	0.00

Diluted	0.00	0.00	0.00	0.00	0.00	0.00

Net Income
Basic	0.11	0.01	0.12	0.09	(0.05)	0.04

Diluted	0.11	0.01	0.12	0.09	(0.05)	0.04

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	19,024	19,024	19,024	18,846	18,846	18,846

Diluted	19,357	19,357	19,357	18,941	18,941	18,941

PowerSecure International, Inc.

Non-GAAP Pro forma Measures

EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization)—Calculations and Reconciliation

($000’s except per share data, some rounding throughout)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2013	2012	2013	2012
EBITDA Calculation/Reconciliation
Net income (loss) attributable to PowerSecure International, Inc.	2,099	1,643	2,832	1,040
Items to Subtract from Net Income
Gain on sale of unconsolidated affiliate	0	(1,439)	0	(1,439)
Discontinued operations—income	0	(32)	0	(67)
Interest income and other income	(19)	(23)	(40)	(45)
Items to Add to Net Income
Acquisition Expenses	452	74	531	74
Income tax expense (benefit)	1,305	621	1,679	228
Interest expense	130	116	235	224
Depreciation and Amortization	1,809	1,136	3,265	2,221
Stock compensation expense	148	281	289	576

EBITDA	5,924	2,377	8,791	2,812